Exhibit 99.1

B2Digital on Pace for Breakout Quarter after Strong January Performance

Company projecting 142% jump in Sales for 3 Months ending March 31 Driven by Organic

Growth Across Segments and Strong Performance from recently acquired Spartan Fitness

TAMPA, FL, February 22, 2022 (GLOBE NEWSWIRE) – via NEWMEDIAWIRE – B2Digital, Incorporated (the “Company” or “B2Digital”) (OTCMKTS:BTDG), the premier development league for mixed martial arts (“MMA”), is pleased to report unaudited performance metrics for January 2022 along with performance projections for the three months ending March 31, 2022.

Note: The following numbers represent unaudited preliminary data subject to potential revision in future financial reporting.

Highlights for January 2022 (unaudited)

•	Total Revenues of $276k in January, up 45% year over year
•	Live Event segment grew 22% year over year in January despite staging only 2 events during the month
•	The B2 Training Facilities segment saw revenues jump by 52% year over year in January, driven by the integration of performance from newly acquired Spartan Fitness
•	Overall Gross Profit grew 18% year over year in January

Topline Projections for the Three Months Ending March 31, 2022, based on year-to-date performance

•	Total Revenues of ~$1.1 million, up 142% year over year
•	Live Event Segment revenues of ~$310k, up 62% year over year, broken down into Gate ticket sales of ~$250k and Pay Per View sales of ~$60k
•	B2 Training Facilities segment revenues of ~$700k, up 165% year over year, broken down into ONE MORE Gym revenues of ~$360k and Spartan Fitness revenues of ~$340k

“We are off to a tremendous start in 2022 after integrating Spartan as both our live event and training segments fire on all cylinders out of the gates,” remarked Grep P. Bell, CEO of B2 Digital. “Just based on simple extrapolation from what we are seeing if we drill down into how each piece of the puzzle has performed year to date, we can already start to make some reasonable assumptions about where we will be by the end of March when we wrap up our fiscal year. With Spartan data involved, and current growth rates extending through the quarter, we should be on pace to well more than double what we did last year in fiscal Q4. But the real acceleration should come after that as we continue to roll up new training facility locations and expand our live event geographic footprint through the rest of 2022.”

About B2Digital Inc.
B2Digital (OTC: BTDG) is the premier development league for mixed martial arts (“MMA”). The Company operates in two major branded segments: The B2 Fighting Series and The Official B2 Training Facilities Network, which is comprised of ONE MORE Gym and Spartan Fitness. The Company primarily derives revenues from live event ticket sales, pay-per-view ticket sales, content media marketing, and fitness facility memberships.

The Live Events segment (the B2 Fighting Series) is primarily engaged with scheduling, organizing, and producing live MMA events, marketing those events, and generating both live audience and PPV ticket sales, as well as creatively marketing the archived content generated through its operations in this segment. The Company also plans to generate additional revenues over time from endorsement deals with global brands as its audience grows. The B2 Fighting Series is licensed in 20 US states to operate LIVE MMA Fights. Most B2 Fighting Series events sell out at the gate. The Company now operates at a pace of more than 40 events per year.

1

The B2 Training Facilities segment operates primarily through its ONE More Gym brand and its Spartan Fitness Facilities brand. The Company currently operates five ONE More Gym locations, with plans to continue to scale up the B2 Training Facilities segment at a pace of 15 new locations over the next 3 years. Both ONE MORE Gym and Spartan Fitness locations include specialized MMA training resources and serve a recruiting function for the Company's Live Events segment.

For more information about B2Digital, visit the Company’s website at www.B2FS.com.

B2Digital has a growing social media presence. Follow us on:
Twitter: @B2digitalOTC
Facebook: https://m.facebook.com/b2digitalotc/

B2Digital: MMA’s Premier Development League
www.B2FS.com

B2 Fighting Series Pay Per View Link
www.b2mma.com

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS
This Press Release contains forward-looking statements within the meaning of the securities laws. These statements relate to future events and involve known and unknown risks, uncertainties and other factors that may cause our actual results, levels of activity, performance, or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by these forward-looking statements. You should not place undue reliance on forward-looking statements since they involve known and unknown risks, uncertainties and other factors which are, in some cases, beyond our control and which could, and likely will, materially affect actual results, levels of activity, performance or achievements. Any forward-looking statement reflects our current views with respect to future events and is subject to these and other risks, uncertainties and assumptions relating to our operations, results of operations, growth strategy and liquidity. We assume no obligation to publicly update or revise these forward-looking statements for any reason, or to update the reasons actual results could differ materially from those anticipated in these forward-looking statements, even if new information becomes available in the future.

For more information, please contact:
information@b2fs.com

Public Relations:
Tiger Marketing & Branding Agency
info@TigerGMP.com

2